UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Accendra Health, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4435 Waterfront Drive, Suite 300	23060
Glen Allen, Virginia	(Zip Code)

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 277-4304

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board”) of Accendra Health, Inc. (the “Company”) has taken actions to facilitate the Company’s ability to preserve its net operating losses and certain other tax attributes. In connection therewith, on August 9, 2026, the Board declared a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock, par value $2.00 per share, of the Company outstanding on August 20, 2026 (the “Record Date”) to the shareholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Tax Asset Preservation Plan”), dated as of August 10, 2026, between Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Cumulative Preferred Stock, par value $100.00 per share, of the Company (the “Preferred Shares”) at a price of $15.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Tax Asset Preservation Plan, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on August 10, 2026 and is qualified in its entirety by reference to the full text of the Tax Asset Preservation Plan.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	Articles of Amendment designating Series C Cumulative Preferred Stock of Accendra Health, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K reporting the adoption of the Company’s Tax Asset Preservation Plan, filed on August 10, 2026).

4.1	Section 382 Rights Agreement, dated as of August 10, 2026, between Accendra Health, Inc. and Computershare Trust Company, N.A., as rights agent (which includes the Form of Right Certificate as Exhibit B) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ACCENDRA HEALTH, INC.

By:	/s/ Jonathan A. Leon
	Name:	Jonathan A. Leon
	Title:	Executive Vice President and Chief Financial Officer

Date:     August 10, 2026